Exhibit 99.1
First Valley Bancorp, Inc. Elects New Director

Bristol, Connecticut - July 27, 2005: First Valley Bancorp, Inc., Chairman, James J. Pryor and President & CEO, Robert L. Messier, Jr., announced that Mark A. Gibson, President of Quality Coils, Inc. and DynaLock Corporation, has been elected a Director of First Valley Bancorp, Inc. at the July 25, 2005 Board of Director’s meeting. First Valley Bancorp, Inc. is the parent of Valley Bank, its only subsidiary.

Mr. Gibson is President and 1/3 owner of DynaLock Corporation. DynaLock, which manufactures electromagnet locks, power suppliers and access/egress controls, is located in Bristol and has been in business for over 15 years. Mr. Gibson is also 1/3 owner and President of Quality Coils, Inc. also located in Bristol. Quality Coils, Inc. has manufacturing facilities in both Bristol and Stonington, Connecticut and has been in business for over 40 years.

Mr. Gibson resides in Bristol with his wife and two children. He graduated from Rider College with a degree in accounting. He has served as a Director of Chippanee Golf Club and the Bristol Chamber of Commerce as well as serving on the Advisory Board of Bank of Boston.

Valley Bank is a commercial bank with full service offices in Bristol and Terryville and a loan production office in Southington. For more information, visit the Bank’s website at www.valleybankct.com or call 860-582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

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